Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM ANNOUNCES DRILLING

ON ITS FIRST HORIZONTAL BAKKEN WELL

DENVER, COLORADO, September 17, 2009 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the Mid-Continent and Rocky Mountain Regions, today provided an update on its horizontal Bakken drilling project.

Credo entered the horizontal Bakken oil play in 2008 as part of its ongoing strategy to focus on developing oil production and reserves.  To date, the company has acquired 6,100 gross (5,000 net) acres.  All of the leases are located on the western portion of the Fort Berthold Indian Reservation, generally south and west of the highly prolific Parshall Field.  Credo’s acreage currently includes approximately 30 potential drilling locations based on 640 acre spacing units.  Other significant leasehold owners in the area of the company’s leases include EOG, XTO, Petro-Hunt, Questar, Marathon, Kodiak, Peak and Zenergy.

The company’s first horizontal Bakken well, Petro-Hunt 148-94-17D-08-1H (“Petro-Hunt 148”), is currently drilling to confirm the productive potential of the middle member of the Bakken shale on the southwest portion of the Reservation.  The horizontal well is located on a 1,280 acre spacing unit and is planned for a long (10,000-foot) lateral.

This well is located in the same township where three Bakken discoveries have recently been made by Peak Exploration, one just a mile to the east.  The well is also about 10 miles west of a recent Kodiak discovery that reported initial production of 2,200 barrels of oil per day from two laterals.

In addition to the Bakken, the company believes that the deeper Three Forks\Sanish formation is highly prospective over much of its acreage.  That formation is yielding encouraging results for other operators.  The first Three Forks\Sanish well has recently been completed on the western side of the Reservation about 10 miles from the Petro-Hunt 148 well.  The vertical portion of the Petro-Hunt 148 well will penetrate and further evaluate the Three Forks\Sanish formation before going horizontal in the Bakken.

Credo elected to sell-down its original 25% interest in the projected $6.2 million Petro-Hunt 148 well and will participate for a 10% working interest.  Title work is currently underway on two additional 1,280 acre spacing units in which Credo owns 18.75% and 25% interests.  The company expects drilling to commence this year on that acreage.

Management Comment

James T. Huffman, Chief Executive Officer, commented, “We have made a significant commitment to our Bakken project because it is a major oil resource play that has already proven to contain enormous potential.  The Bakken is one of the largest oil accumulations ever assessed by the U.S. Geological Survey, and our acreage is located in an area that is receiving significant industry attention.

“Drilling results on the Reservation have been very encouraging with initial production rates often exceeding 1,000 barrels of oil per day.  We expect even better results as rapidly advancing completion technology continues to improve production rates.

“About three years ago we made a similar commitment to the Lansing-Kansas City oil play in Central Kansas.  That play has yielded excellent results and has significantly increased Credo’s oil production and reserves.  The Bakken project is a continuation of our strategy to focus on oil.  We believe that virtually all of our acreage on the Reservation will eventually be productive from the Bakken formation, and we expect the Bakken and Three Forks\Sanish to make a major contribution toward rapidly increasing Credo’s oil production and reserves.

“Credo will issue a press release next week updating operational activities for its Central Kansas and Oklahoma drilling projects and its Calliope Gas Recovery System.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

Credo Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.